Exhibit 99.1

Recent Developments

Alleyton Acquisition

On December 5, 2013, the Company entered into an agreement (the “Acquisition Agreement”) with Alleyton, a Texas corporation, Colorado Gulf, LP, a Texas limited partnership (“Colorado Gulf”), Texas CGC, LLC, a Texas limited liability company, Barten Shepard Investments, LP, a Texas limited partnership (“BSI”), TBGSI Corp., a Texas corporation, and the individual equity holders of Alleyton, Colorado Gulf and BSI. Pursuant to the Acquisition Agreement, the Company would acquire all of the equity interests in Alleyton and Colorado Gulf, and Alleyton would acquire certain real property from BSI (the “Alleyton Acquisition”), expanding the Company’s production and sale of aggregates and ready-mixed concrete and related services to the Houston, Texas area. The purchase price for the proposed Alleyton Acquisition is expected to be approximately $179.3 million at closing and approximately $20.8 million in deferred consideration payable over seven years, $5.0 million in non-compete payments payable over seven years and $5.0 million in contingent earnout payments payable over two years. We believe that the Alleyton Acquisition will be accretive to our results. For the twelve months ended September 28, 2013, we estimate that Alleyton, including certain assets of LBH Holdings, Inc. acquired by Alleyton in December 2012 (such assets and operations, “Alcomat”), and Colorado Gulf (together with Alleyton and Alcomat, “Alleyton Companies”) generated revenue between $112.0 million and $115.0 million, net income between $13.0 million and $16.0 million and Pro Forma Adjusted EBITDA (calculated on a basis consistent with our Pro Forma Adjusted EBITDA) between $27.0 million and $30.0 million.

The net income and Pro Forma Adjusted EBITDA of the Alleyton Companies described above are estimates derived entirely from financial information provided by the management of Alleyton. Such financial information has not been independently reviewed or audited by any professional accounting firm and should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP.We cannot assure you that the financial information of the Alleyton Companies presented in this offering memorandum would not be materially different if such information was audited or reviewed. In addition, the above results are estimates and involve a number of risks and inherent uncertainties that could cause actual results to differ materially from those set forth in the estimates. Any variation between the actual results and the estimates set forth above may be material. See “Risk Factors—Risks Related to Our Business and Our Industry—Financial Risks—The estimated results of the Alleyton Companies for the twelve months ended September 28, 2013 includes financial information prepared by other entities, which our management cannot independently verify, and includes a number of risks and inherent uncertainties that could cause our actual results to different materially from those set forth in the estimates.”

The Acquisition Agreement contains customary representations, warranties, covenants, and termination rights. The consummation of the Acquisition is subject to customary conditions, including (i) expiration or termination of the applicable waiting periods under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended (early termination of which was granted on December 31, 2013) and (ii) the absence of a material adverse change on Alleyton and Colorado. The consummation of the Alleyton Acquisition is also subject to the conditions that (i) the Company shall have received the proceeds contemplated to finance the Alleyton Acquisition and (ii) the Company shall have completed its due diligence review and the results of such review shall be satisfactory to the Company. The transaction is expected to close in the first quarter of 2014.

The net proceeds of this offering are expected to be used in part to finance the Alleyton Acquisition and pay fees and expenses in connection therewith. This offering is not conditioned on consummation of the Alleyton Acquisition and there can be no assurance that we will be able to consummate the Alleyton Acquisition on a timely basis or at all. If the Alleyton Acquisition is not consummated, we intend to use the net proceeds from this offering that would otherwise have been used for the Alleyton Acquisition for general corporate purposes.

Amendment to Credit Agreement

In connection with this offering, we are seeking an amendment to the credit agreement governing our senior secured credit facilities to, among other things, permit the incurrence of the notes and increase our total net leverage ratio and senior secured net leverage ratio in connection with the future incurrence of indebtedness. See “Description of Certain Other Indebtedness—Senior Secured Credit Facilities” .